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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                                 (Rule 13d-102)


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934


                   INNOVATIVE GAMING CORPORATION OF AMERICA
-------------------------------------------------------------------------------
                              (Name of Issuer)
                        Common Stock, $0.01 Par Value
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 45764F  10 7
                            --------------------
                               (CUSIP Number)

                              December 22, 1998
                            --------------------
            (Date of Event Which Requires Filing of this Statement)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b).

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


     [ ] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [ ] Rule 13d-1(d)



                              Page 1 of 5 Pages

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CUSIP NO. 45764F 10 7               13G             PAGE  2  OF  5  PAGES

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1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        LAKES GAMING, INC.

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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /X/
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3  SEC USE ONLY


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4  CITIZENSHIP OR PLACE OF ORGANIZATION

        MN
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                5  SOLE VOTING POWER

                        1,128,500
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              N/A
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH                1,128,500
                ---------------------------------------------------------------
                8  SHARE DISPOSITIVE POWER

                        N/A
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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,128,500 (includes the right to acquire 102,500 shares pursuant to a warrant which is fully vested)
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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        N/A
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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        15.0%
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12 TYPE OF REPORTING PERSON*

        CO
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13G(Individuals - continued)                        PAGE  3  OF   5


Item 1(a)
and (b)     NAME AND ADDRESS OF ISSUER:

            Innovative Gaming Corporation of America
            4750 Turbo Circle
            Reno, NV   89502


Item 2(a)   NAME OF PERSON FILING: Lakes Gaming, Inc.

Item 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            130 Cheshire Lane
            Minnetonka, MN 55350-1062

Item 2(c)   CITIZENSHIP:  MN

Item 2(d)   TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value

Item 2(e)   CUSIP NUMBER: 45764F 10 7

Item 3      If this statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            (a)   [ ] Broker or dealer registered under Section 15 of the
                      Exchange Act.
            (b)   [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.
            (c)   [ ] Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.
            (d)   [ ] Investment company registered under Section 8 of the
                      Investment Company Act.
            (e)   [ ] An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E);
            (f)   [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
            (g)   [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
            (h)   [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;
            (i)   [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
            (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
            If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4      Ownership.

                  Provide the following information regarding the aggregate
            number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   AMOUNT BENEFICIALLY OWNED:

            1,128,500 shares as of December 22, 1998.

      (b)   PERCENT OF CLASS:

            15.0% percent pursuant to Rule 13d-3(c).

      (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

            (i)     Sole power to vote or to direct the vote     1,128,500
            (ii)    Shared power to vote or to direct the vote       -0-
            (iii)   Sole power to dispose or to direct the disposition of
                                                                 1,128,500
            (iv)    Shared power to dispose or to direct the disposition of
                                                                     -0-
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13G(Individuals - continued)                        PAGE  4  OF   5


Item 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON.

            Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable

Item 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable

Item 9      NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable

Item 10     CERTIFICATION.

       (a)  Not Applicable

       (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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13G(Individuals - continued)                      PAGE  5  of  5  PAGES




                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date        December 28, 1998.                 Lakes Gaming, Inc.



                                        by: /s/ Timothy J. Cope
                                            -----------------------------------
                                              Timothy J. Cope
                                              Executive Vice President,
                                              Chief Financial Officer and
                                              Secretary